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                                                                    EXHIBIT 21.1


                            LIST OF SUBSIDIARIES OF
                         YORKSHIRE POWER GROUP LIMITED
                      (AND JURISDICTION OF INCORPORATION)


HOMEPOWER RETAIL (YE) LIMITED (ENGLAND)

HOMEPOWER RETAIL LIMITED (ENGLAND)

REGIONAL POWER GENERATORS LIMITED (ENGLAND)

SCARCROFT INSURANCE LIMITED (ENGLAND)

SCARCROFT INVESTMENTS LIMITED (ENGLAND)

SCARCROFT LEASING (SEP) LIMITED (ENGLAND)

YE GAS LIMITED (ENGLAND)

YEG FRESHCO. (ENGLAND)

YEG TEAM TELECOM LTD (ENGLAND)

YORKSHIRE CAPITAL TRUST I (DELAWARE)

YORKSHIRE COGEN LIMITED (ENGLAND)

YORKSHIRE ELECTRIC POWER LIMITED (ENGLAND)

YORKSHIRE ELECTRICITY GROUP PLC (ENGLAND)

YORKSHIRE ELECTRICITY GROUP SHARE SCHEME TRUSTEES LIMITED (ENGLAND)

YORKSHIRE ENERGY LIMITED (ENGLAND)

YORKSHIRE HOLDINGS PLC (ENGLAND)

YORKSHIRE POWER FINANCE LIMITED (CAYMAN ISLANDS)

YORKSHIRE TOTAL GAS LIMITED (ENGLAND)

YORKSHIRE WINDPOWER LIMITED (ENGLAND)